UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

For Registration Of Certain Classes Of Securities

Pursuant To Section 12 (b) Or 12 (g) Of The

Securities Exchange Act of 1934

AVANEX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	94-3285348
(State of Incorporation or Organization)	(IRS Employer Identification No.)

40919 Encyclopedia Circle, Fremont, California	94538
(Address of principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12 (b) of the Act:

Title of Each Class to be so Registered	Name and Exchange on which Each Class is to be registered
NONE	NONE

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction Act A.(c), please check the following box.  ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction Act A.(d), please check the following box.  ☒

Securities Act registration statement file number to which this form relates:              (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of Class)

AMENDMENT NO. 5 TO FORM 8-A

We hereby amend the following items, exhibits or other portions of our Form 8-A filed on August 24, 2001, as amended on March 28, 2002, May 30, 2003, May 25, 2005 and March 10, 2006, related to our Preferred Stock Rights Agreement, as set forth below.

Item 1.	Description of Company’s Securities to be Registered

On January 27, 2009, Avanex Corporation (the “Company”) and Computershare Trust Company, N.A., formerly known as Equiserve Trust Company, N.A. (the “Rights Agent”), executed an amendment (the “Amendment”) to the Preferred Stock Rights Agreement dated as of July 26, 2001, as amended on March 18, 2002, May 12, 2003, May 16, 2005 and March 6, 2006, between the Company and the Rights Agent (the “Rights Agreement”). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement. Section 27 of the Rights Agreement provides that prior to a Distribution Date, the Company may supplement or amend the Rights Agreement in any respect without the consent of the holders of the Rights.

On January 27, 2009, the Company, Bookham, Inc., a Delaware corporation (“Bookham”), and Ultraviolet Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Bookham (“Merger Sub”), entered into an Agreement and Plan of Merger and Reorganization (the “Reorganization Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”) and the outstanding shares of Common Stock of the Company will be converted into the right to receive shares of common stock of Bookham, upon the terms and subject to the conditions of the Reorganization Agreement.

In connection with the Reorganization Agreement and other related transactions contemplated thereunder, the Amendment renders the Rights (as defined in the Rights Agreement) inapplicable to the Merger and the other transactions contemplated by the Reorganization Agreement.

The Amendment to the Rights Agreement, specifying the terms of the Rights, is attached hereto as Exhibit 4.6, and the Rights Agreement, including the form of the Rights Certificate, and the subsequent amendment are incorporated herein by reference. The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2.	Exhibits

4.1	Preferred Stock Rights Agreement, dated as of July 26, 2001, between Avanex Corporation and the Equiserve Trust Company, N.A. (1)

4.2	First Amendment to the Preferred Stock Rights Agreement, dated as of March 18, 2002, between Avanex Corporation and Equiserve Trust Company, N.A. (2)

4.3	Second Amendment to the Preferred Stock Rights Agreement, dated as of May 12, 2003, between Avanex Corporation and EquiServe Trust Company, N.A. (3)

4.4	Third Amendment to the Preferred Stock Rights Agreement, dated as of May 16, 2005, between Avanex Corporation and EquiServe Trust Company, N.A. (4)

4.5	Fourth Amendment to the Preferred Stock Rights Agreement, dated as of March 6, 2006, between Avanex Corporation and Computershare Trust Company, N.A., formerly known as EquiServe Trust Company, N.A. (5)

4.6	Fifth Amendment to the Preferred Stock Rights Agreement, dated as of January 27, 2009, between Avanex Corporation and Computershare Trust Company, N.A., formerly known as EquiServe Trust Company, N.A. (6)

(1)	Incorporated herein by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form 8-A, filed with the Commission on August 24, 2001.
(2)	Incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form 8-A/A, filed with the Commission on March 28, 2002.
(3)	Incorporated herein by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form 8-A/A, filed with the Commission on May 30, 2003.
(4)	Incorporated herein by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form 8-A/A, filed with the Commission on May 25, 2005.
(5)	Incorporated herein by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form 8-A/A, filed with the Commission on March 10, 2006.
(6)	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

AVANEX CORPORATION

By:	/s/ MARK WEINSWIG
Name:	Mark Weinswig
Title:	Vice President of Finance and Interim Chief Financial Officer

Dated: January 28, 2009